Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Third Quarter 2025 Results
Third Quarter 2025 Highlights - comparisons to the prior year quarter
•Net earnings per diluted share of $2.29 ($2.00 excluding mark-to-market gains on technology investments)
•Net earnings of $591 million
•New orders increased 12% to 23,004 homes
•Backlog of 16,953 homes with a dollar value of $6.6 billion
•Deliveries of 21,584 homes - consistent with prior year
•Total revenues of $8.8 billion
•Homebuilding operating earnings of $760 million
◦Gross margin on home sales of 17.5%
◦SG&A expenses as a % of revenues from home sales of 8.2%
◦Net margin on home sales of 9.2%
•Financial Services operating earnings of $178 million
•Multifamily operating loss of $16 million
•Lennar Other operating earnings of $62 million
•Years supply of owned homesites of 0.1 years
•Controlled homesites of 98%
•Homebuilding cash and cash equivalents of $1.4 billion
•Outstanding borrowings of $1.1 billion under the Company's $3.1 billion revolving credit facility
•Homebuilding debt to total capital of 13.5%
•Repurchased 4.1 million shares of Lennar common stock for $507 million
(more)

2-2-2
Miami, September 18, 2025 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2025. Third quarter net earnings attributable to Lennar in 2025 were $591 million, or $2.29 per diluted share, compared to third quarter net earnings attributable to Lennar in 2024 of $1.2 billion, or $4.26 per diluted share. Excluding mark-to-market gains of $99 million on technology investments, third quarter net earnings attributable to Lennar in 2025 were $516 million, or $2.00 per diluted share. Excluding mark-to-market gains of $39 million on technology investments and one-time items of $89 million in the Company's Multifamily segment, third quarter net earnings attributable to Lennar in 2024 were $1.1 billion or $3.90 per diluted share.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “Our third quarter results reflect both the continued pressures of today’s housing market and the consistency of Lennar’s operating strategy. This quarter, we delivered 21,584 homes and recorded 23,004 new orders. Achieving these results required additional incentives, resulting in a reduced average sales price of $383,000, and our gross margin drifted down to 17.5%, while our SG&A expenses came in at 8.2%, reflecting the soft market conditions.”
Mr. Miller continued, “While our current results reflect incentives and price adjustments to match market conditions, our scale and technology investments are building the foundation for structural cost efficiencies. Backed by a strong balance sheet and disciplined execution, we remain confident in our ability to build margin as conditions stabilize and to create sustained value.”
Jon Jaffe, Lennar’s Co-Chief Executive Officer and President, added, “During the quarter, we achieved a starts pace and sales pace of 4.4 homes and 4.7 homes per community per month, respectively, as we used targeted incentives, including mortgage rate buydowns, to sustain momentum. Additionally, we carefully managed our inventory levels, ending the quarter with fewer than two completed, unsold homes per active community, which is within our historical range. Inventory turns improved to 1.9 times, and cycle time improved to 126 days, the shortest cycle time we’ve ever experienced. This reflects the impact of our production-first approach and continued successful negotiations with our trade partners. These efficiency gains, together with our digital marketing and land-management initiatives, position us to deliver consistent volume, support affordability, and drive further improvements in our cost structure.”
Mr. Miller concluded, “Interest rates remained elevated throughout the third quarter, but then declined towards the quarter’s end. This downward trend, paired with the Fed’s recent rate cut, gives us optimism as we head into the fourth quarter. Therefore, we believe that now is a good time to moderate our volume and allow the market to catch up. Accordingly, for the fourth quarter of 2025, we expect new orders of 20,000 - 21,000 homes, deliveries of 22,000 - 23,000 homes, and gross margin of approximately 17.5%, consistent with the third quarter, depending on market conditions.”
“Looking ahead, the long-term need for housing remains, and we are committed to meeting affordability, sustaining even-flow production, and lowering costs through efficiency and scale.”

3-3-3
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2025 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2024
As previously announced on February 10, 2025, Lennar Corporation completed its acquisition of Rausch Coleman Homes. Prior year information includes only stand-alone data for Lennar Corporation for the three months ended August 31, 2024.
Homebuilding
Revenues from home sales decreased 9% in the third quarter of 2025 to $8.2 billion from $9.0 billion in the third quarter of 2024. Revenues were lower primarily due to a 9% decrease in the average sales price of homes delivered. New home deliveries were 21,584 homes in the third quarter of 2025, compared to 21,516 homes in the third quarter of 2024. The average sales price of homes delivered was $383,000 in the third quarter of 2025, compared to $422,000 in the third quarter of 2024. The decrease in average sales price of homes delivered in the third quarter of 2025 compared to the same period last year was primarily due to continued weakness in the market.
Gross margins on home sales were $1.4 billion, or 17.5%, in the third quarter of 2025, compared to $2.0 billion, or 22.5%, in the third quarter of 2024. During the third quarter of 2025, gross margins decreased primarily due to a lower revenue per square foot and higher land costs year over year, which were partially offset by a decrease in construction costs, reflecting the Company’s continued focus on cost-saving initiatives.
Selling, general and administrative expenses were $676 million in the third quarter of 2025, compared to $601 million in the third quarter of 2024. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 8.2% in the third quarter of 2025, from 6.7% in the third quarter of 2024, primarily due to less leverage as a result of lower revenues and an increase in marketing and selling expenses.
Financial Services
Operating earnings for the Financial Services segment were $177 million in the third quarter of 2025, compared to $144 million in the third quarter of 2024. The increase in operating earnings was primarily due to higher profit per locked loan in the mortgage business as a result of higher margins.
Ancillary Businesses
Operating loss for the Multifamily segment was $16 million in the third quarter of 2025, compared to operating earnings of $79 million in the third quarter of 2024, which was positively impacted by a $179 million one-time net gain from the sale of assets in the Company's LMV Fund I, partially offset by a one-time $90 million write-down of non-core assets. Operating earnings for the Lennar Other segment were $62 million in the third quarter of 2025, compared to operating earnings of $20 million in the third quarter of 2024. The Lennar Other operating earnings for both the third quarter of 2025 and 2024 were primarily related to mark-to-market gains on technology investments.

4-4-4
Tax Rate
In the third quarter of 2025 and 2024, the Company had tax provisions of $191 million and $348 million, which resulted in an overall effective income tax rate of 24.4% and 23.0%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by tax credits. The increase in the effective tax rate for the third quarter of 2025 compared to the prior period was primarily due to a decrease in tax credits. On July 4, 2025, the One Big Beautiful Bill Act (the "Act") was enacted, introducing various changes to U.S. federal tax law. The Company does not expect the Act to have a material impact on its consolidated financial statements for the fiscal year ending November 30, 2025 and is currently evaluating the potential impact of the Act on its future periods.
Share Repurchases
In the third quarter of 2025, the Company repurchased 4.1 million shares of its common stock for $507 million at an average share price of $122.97.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the fourth quarter of 2025:

New Orders	20,000 - 21,000
Deliveries	22,000 - 23,000
Average Sales Price	$380,000 - $390,000
Gross Margin % on Home Sales	Approximately 17.5% - consistent with third quarter
SG&A as a % of Home Sales	7.8% - 8.0%
Financial Services Operating Earnings	$130 million - $135 million

5-5-5
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; changes in trade policy affecting our business, including new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties; changes in U.S and foreign governmental laws, regulations and policies, including retaliatory policies against the United States, that may impact our business and operations; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings or the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy; any potential subsequent transactions we may enter into following our spin-off of Millrose Properties, Inc.; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 23, 2025 and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Friday, September 19, 2025. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0176 and entering 5723593 as the confirmation number.
###

6-6-6
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2025	2024	2025	2024
Revenues:
Homebuilding	$8,253,675	9,045,692	23,381,407	24,357,742
Financial Services	314,195	273,270	889,370	804,713
Multifamily	228,465	93,443	521,966	322,620
Lennar Other	13,943	3,637	26,582	9,489
Total revenues	$8,810,278	9,416,042	24,819,325	25,494,564

Homebuilding operating earnings	$759,785	1,477,918	2,297,292	3,846,869
Financial Services operating earnings	177,872	144,400	478,635	422,708
Multifamily operating earnings (loss)	(16,471)	78,908	(31,248)	42,795
Lennar Other operating earnings (loss)	62,498	20,095	(79,680)	(48,417)
Corporate general and administrative expenses	(171,397)	(164,672)	(474,628)	(478,975)
Charitable foundation contribution	(21,584)	(21,516)	(59,549)	(58,004)
Earnings before income taxes	790,703	1,535,133	2,130,822	3,726,976
Provision for income taxes	(190,892)	(347,859)	(520,478)	(859,195)
Net earnings (including net earnings attributable to noncontrolling interests)	599,811	1,187,274	1,610,344	2,867,781
Less: Net earnings attributable to noncontrolling interests	8,844	24,600	22,402	31,462
Net earnings attributable to Lennar	$590,967	1,162,674	1,587,942	2,836,319

Basic and diluted average shares outstanding	255,601	270,164	259,540	273,604

Basic and diluted earnings per share	$2.29	4.26	6.06	10.26

Supplemental information:
Interest incurred (1)	$54,868	29,781	128,203	100,056

EBIT (2):
Net earnings attributable to Lennar	$590,967	1,162,674	1,587,942	2,836,319
Provision for income taxes	190,892	347,859	520,478	859,195
Interest expense included in:
Costs of homes sold	45,591	39,021	106,954	121,335
Costs of land sold	—	59	412	345
Homebuilding other income (expense), net	3,707	4,704	10,758	14,298
Total interest expense	49,298	43,784	118,124	135,978
EBIT	$831,157	1,554,317	2,226,544	3,831,492
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

7-7-7
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2025	2024	2025	2024
Homebuilding revenues:
Sales of homes	$8,213,580	9,017,627	23,242,401	24,277,158
Sales of land	30,521	19,466	109,042	53,816
Other homebuilding	9,574	8,599	29,964	26,768
Total homebuilding revenues	8,253,675	9,045,692	23,381,407	24,357,742

Homebuilding costs and expenses:
Costs of homes sold	6,779,563	6,989,603	19,070,239	18,855,087
Costs of land sold	41,065	22,720	133,315	43,640
Selling, general and administrative	676,491	600,719	1,981,077	1,798,306
Total homebuilding costs and expenses	7,497,119	7,613,042	21,184,631	20,697,033
Homebuilding net margins	756,556	1,432,650	2,196,776	3,660,709
Homebuilding equity in earnings from unconsolidated entities	10,190	25,220	62,910	54,038
Homebuilding other income (expense), net	(6,961)	20,048	37,606	132,122
Homebuilding operating earnings	$759,785	1,477,918	2,297,292	3,846,869

Financial Services revenues	$314,195	273,270	889,370	804,713
Financial Services costs and expenses	136,323	128,870	410,735	382,005
Financial Services operating earnings	$177,872	144,400	478,635	422,708

Multifamily revenues	$228,465	93,443	521,966	322,620
Multifamily costs and expenses	238,791	184,708	566,844	419,580
Multifamily equity in earnings (loss) from unconsolidated entities and other income (expense), net	(6,145)	170,173	13,630	139,755
Multifamily operating earnings (loss)	$(16,471)	78,908	(31,248)	42,795

Lennar Other revenues	$13,943	3,637	26,582	9,489
Lennar Other costs and expenses	45,450	17,176	99,039	53,105
Lennar Other equity in loss from unconsolidated entities and other	(5,218)	(5,489)	(14,503)	(17,273)
Lennar Other realized and unrealized gains from technology investments (1)	99,223	39,123	7,280	12,472
Lennar Other operating earnings (loss)	$62,498	20,095	(79,680)	(48,417)
(1)The following is a detail of Lennar Other realized and unrealized gains from mark-to-market adjustments on technology investments:

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2025	2024	2025	2024
Blend Labs (BLND)	$—	2,270	(3,737)	5,921
Hippo (HIPO)	27,754	6,609	(598)	33,795
Opendoor (OPEN)	71,345	(564)	39,638	(16,156)
SmartRent (SMRT)	—	(5,634)	(4,483)	(12,206)
Sonder (SOND)	—	71	(19)	82
Sunnova (NOVA)	124	36,371	(23,521)	1,036
	$99,223	39,123	7,280	12,472

8-8-8
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey and Pennsylvania
Central: Alabama, Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina, Tennessee and Virginia
South Central: Arkansas, Kansas, Missouri, Oklahoma and Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	Three Months Ended August 31,
	2025	2024	2025	2024	2025	2024
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,770	5,270	$1,744,875	2,108,031	$366,000	400,000
Central	5,469	5,510	2,072,731	2,202,207	379,000	400,000
South Central	6,413	5,067	1,507,314	1,283,781	235,000	253,000
West	4,926	5,663	2,950,118	3,470,255	599,000	613,000
Other	6	6	3,622	3,225	604,000	538,000
Total	21,584	21,516	$8,278,660	9,067,499	$383,000	422,000
Of the total homes delivered listed above, 146 homes with a dollar value of $65 million and an average sales price of $446,000 represent homes from unconsolidated entities for the three months ended August 31, 2025, compared to 124 homes with a dollar value of $50 million and an average sales price of $402,000 for the three months ended August 31, 2024.

	At August 31,		Three Months Ended August 31,
	2025	2024	2025	2024	2025	2024	2025	2024
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	348	293	5,665	4,641	$2,034,232	1,891,226	$359,000	408,000
Central	464	365	5,555	5,405	2,005,407	2,106,128	361,000	390,000
South Central	411	245	7,055	5,217	1,582,753	1,307,688	224,000	251,000
West	440	378	4,725	5,317	2,814,895	3,254,573	596,000	612,000
Other	1	2	4	7	2,445	2,444	611,000	349,000
Total	1,664	1,283	23,004	20,587	$8,439,732	8,562,059	$367,000	416,000
Of the total new orders listed above, 104 homes with a dollar value of $57 million and an average sales price of $546,000 represent homes in nine active communities from unconsolidated entities for the three months ended August 31, 2025, compared to 114 homes with a dollar value of $69 million and an average sales price of $606,000 in 10 active communities for the three months ended August 31, 2024.

	Nine Months Ended August 31,
	2025	2024	2025	2024	2025	2024
Deliveries:	Homes		Dollar Value		Average Sales Price
East	13,757	15,177	$5,153,936	6,172,193	$375,000	407,000
Central	14,102	13,604	5,399,868	5,412,479	383,000	398,000
South Central	17,317	13,999	4,173,587	3,548,464	241,000	253,000
West	14,351	15,193	8,657,783	9,255,650	603,000	609,000
Other	22	31	14,341	16,385	652,000	529,000
Total	59,549	58,004	$23,399,515	24,405,171	$393,000	421,000
Of the total homes delivered listed above, 339 homes with a dollar value of $157 million and an average sales price of $463,000 represent homes from unconsolidated entities for the nine months ended August 31, 2025, compared to 271 homes with a dollar value of $128 million and an average sales price of $472,000 for the nine months ended August 31, 2024.

9-9-9

	Nine Months Ended August 31,
	2025	2024	2025	2024	2025	2024
New Orders:	Homes		Dollar Value		Average Sales Price
East	15,141	13,782	$5,498,162	5,701,708	$363,000	414,000
Central	15,562	15,396	5,869,567	6,089,912	377,000	396,000
South Central	18,602	14,861	4,362,932	3,760,078	235,000	253,000
West	14,634	15,979	8,701,073	9,929,956	595,000	621,000
Other	21	38	13,993	17,663	666,000	465,000
Total	63,960	60,056	$24,445,727	25,499,317	$382,000	425,000
Of the total new orders listed above, 346 homes with a dollar value of $186 million and an average sales price of $539,000 represent homes from unconsolidated entities for the nine months ended August 31, 2025, compared to 234 homes with a dollar value of $134 million and an average sales price of $574,000 for the nine months ended August 31, 2024.

	At August 31,
	2025 (1)	2024	2025	2024	2025	2024
Backlog:	Homes		Dollar Value		Average Sales Price
East	4,720	5,115	$1,821,044	2,222,250	$386,000	434,000
Central	4,862	5,025	1,868,613	2,075,185	384,000	413,000
South Central	4,072	2,757	892,312	694,104	219,000	252,000
West	3,299	4,037	2,066,021	2,753,198	626,000	682,000
Other	—	10	—	2,805	—	280,000
Total	16,953	16,944	$6,647,990	7,747,542	$392,000	457,000
Of the total homes in backlog listed above, 86 homes with a backlog dollar value of $93 million and an average sales price of $1.1 million represent the backlog from unconsolidated entities at August 31, 2025, compared to 110 homes with a backlog dollar value of $81 million and an average sales price of $734,000 at August 31, 2024.
(1) During the nine months ended August 31, 2025, backlog includes 909 acquired homes of which 181, 717 and 11 homes were in the Central, South Central and West homebuilding segments, respectively.

10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	August 31, 2025	November 30, 2024
ASSETS
Homebuilding:
Cash and cash equivalents	$1,406,215	4,662,643
Restricted cash	29,928	11,799
Receivables, net	948,295	1,053,211
Inventories:
Finished homes and construction in progress	10,049,466	10,884,861
Land and land under development	1,069,620	4,750,025
Inventory owned	11,119,086	15,634,886
Consolidated inventory not owned	2,258,568	4,084,665
Inventory owned and consolidated inventory not owned	13,377,654	19,719,551
Deposits and pre-acquisition costs on real estate	6,012,493	3,625,372
Investments in unconsolidated entities	2,648,329	1,344,836
Goodwill	3,442,359	3,442,359
Other assets	1,798,459	1,734,698
	29,663,732	35,594,469
Financial Services	3,368,588	3,516,550
Multifamily	1,001,478	1,306,818
Lennar Other	844,603	894,944
Total assets	$34,878,401	41,312,781

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,521,244	1,839,440
Liabilities related to consolidated inventory not owned	1,987,263	3,563,934
Senior notes and other debts payable, net	3,523,766	2,258,283
Other liabilities	2,809,923	3,201,552
	9,842,196	10,863,209
Financial Services	2,070,051	2,140,708
Multifamily	116,014	181,883
Lennar Other	98,585	105,756
Total liabilities	12,126,846	13,291,556

Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	26,153	25,998
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,884,528	5,729,434
Retained earnings	22,107,836	25,753,078
Treasury stock	(5,457,876)	(3,649,564)
Accumulated other comprehensive income	6,019	7,529
Total stockholders’ equity	22,570,320	27,870,135
Noncontrolling interests	181,235	151,090
Total equity	22,751,555	28,021,225
Total liabilities and equity	$34,878,401	41,312,781

11-11-11

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31, 2025	November 30, 2024	August 31, 2024
Homebuilding debt	$3,523,766	2,258,283	2,263,256
Stockholders' equity	22,570,320	27,870,135	27,412,520
Total capital	$26,094,086	30,128,418	29,675,776
Homebuilding debt to total capital	13.5%	7.5%	7.6%

Homebuilding debt	$3,523,766	2,258,283	2,263,256
Less: Homebuilding cash and cash equivalents	1,406,215	4,662,643	4,037,405
Net homebuilding debt	$2,117,551	(2,404,360)	(1,774,149)
Net homebuilding debt to total capital (1)	8.6%	(9.4)%	(6.9)%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.